Exhibit 99.1

                                 CHARTER FOR THE

                             COMPENSATION COMMITTEE

                                       OF

                           ASTRATA GROUP INCORPORATED


PURPOSE:

         The purpose of the Compensation Committee of the Board of Directors (the "Board") of Astrata Group Incorporated (the "Company") shall be to discharge the Board's responsibilities relating to compensation of the Company's directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

         The Compensation Committee will be appointed by and will serve at the discretion of the Board. The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the (i) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMMITTEE AUTHORITY AND RESPONSIBILITIES:

      o The Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer ("CEO") or executive officer compensation. The Compensation Committee shall have sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

      o The Compensation Committee, to the extent necessary or appropriate, will review and approve for the CEO and the officers of the Company
            (a)  the  annual  base  salary,  (b)  the  annual  incentive  bonus, including the specific  goals and amount,  (c) equity  compensation,
            (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements.

      o     The Compensation  Committee, to the extent necessary or appropriate,
            will  produce  an  annual  report  on  executive   compensation  for
            inclusion in the Company's proxy statement.


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      o     The  Compensation  Committee may make  recommendations  to the Board with respect to incentive compensation plans.

      o The Compensation Committee may form and delegate authority to subcommittees when appropriate.

      o     The Compensation Committee shall make regular reports to the Board.

      o The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      o     The   Compensation   Committee   shall   annually   review  its  own
            performance.


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